Exhibit 10.6
Joseph Corso

April 24, 2006

Shelron Group, Inc.
29 Broadway
New York, NY 10006

      Re: Shelron Group, Inc. Subscription Agreement, dated January 4, 2005 (hereinafter "Agreement")

Dear Mr. Yaron,

      I understand that further clarification is needed with respect to my previous Agreement and allowing for extensions of Shelron's obligation to register on a registration statement filed with the Securities and Exchange Commission 18,500,000 shares of common stock (the "Shares") pursuant to the Agreement.

      Please be advised that the extensions previously granted to Shelron were meant to be amendments to the provisions of the Agreement that provided for filing a registration statement to register the Shares within a specified time frame. The extension letters contained agreed upon terms by Shelron and myself and were meant to amend the Agreement so that all matters relating to the timing of the filing of the registration statement covering the Shares are within Shelron's control so that Shelron can use its best efforts to file the registration statement. Any references in the extension letters to penalties that may be triggered or accrue as a result of not filing on a timely basis are eliminated by this letter. Furthermore, I hereby irrevocably agree not to rescind the Agreement, or otherwise demand repayment of the purchase price for the Shares issued in connection with the Agreement due to Shelron's failure to register the Shares as was contemplated in the Agreement.

      I hope the foregoing clarifies my position with respect to amending the Agreement as said.

                                        Sincerely,

                                        /s/ Joseph Corso
                                        ------------------
                                        Joseph Corso
AGREED AND ACCEPTED

Shelron Group, Inc.

/s/ Eliron Yaron
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Name: Eliron Yaron
Title: Chairman